Exhibit 4.102

January 6, 2008

Tower Semiconductor Ltd.

Re: Amendment to Undertaking

Reference is made to the Undertaking dated September 25, 2008 (the “Undertaking”), furnished by Israel Corporation Ltd. (hereinafter: the “Company” or the “Safety Net Investor”) to Tower Semiconductor Ltd. (hereinafter: “Tower”). Each of the undersigned agrees and consents that the Undertaking shall be amended as follows:

1.	The following shall be added to the end of the definition of Capital Notes in Section 2.3 of the Undertaking:

“provided that such amount per share shall not be lower than the par value per share of Tower’s ordinary shares as converted to US Dollars on the date on which such Safety Net Investment is made at the representative rate of exchange of New Israeli Shekels to US Dollars, last published by the Bank of Israel.”

2.	Capitalized terms not otherwise defined herein shall have the meaning ascribed thereto in the Undertaking.

3.	Other than the amendments to the Undertaking specifically mentioned herein, all other provisions of the Undertaking shall remain unchanged and in full force and effect.

4.	This Amendment may be executed in any number of counterparts and by facsimile signature, each of which so executed shall be deemed to be an original, but all of such counterparts shall together constitute but one and the same instrument.

ISRAEL CORPORATION LTD.

____________________
By: _________________
Title: _______________

We hereby confirm and agree to the above

TOWER SEMICONDUCTOR LTD.

______________________
By: _________________
Title: ________________

We hereby consent to the above amendment

for BANK HAPOALIM B.M.	for BANK LEUMI LE-ISRAEL B.M.
______________________	________________________
By: ________________	By: _____________________
Title: _______________	Title: ____________________